Exhibit 99.1

       Span-America Reports Higher Sales and Net Income for Third Quarter

     GREENVILLE, S.C.--(BUSINESS WIRE)--July 26, 2006--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported an 18% increase in third quarter net sales to $12.5 million and a 74% increase in net income to $728,000, or $0.26 per diluted share, compared with the third quarter of the prior year.
     "Span-America's growth in third quarter sales and earnings was due to increased demand for our medical products across all major product lines," stated Jim Ferguson, president and CEO of Span-America Medical Systems. "Medical product sales rose 39% to $9.4 million in the third quarter. Sales of our medical therapeutic surface product lines were especially strong, rising 53% compared with the third quarter of last year."

     Medical Segment

     Medical sales rose to $9.4 million in the third quarter of fiscal 2006 and accounted for 75% of total quarterly sales. This compared with $6.7 million, or 63% of total sales, in the third quarter of the prior year. The majority of the medical sales growth was attributable to the Company's proprietary therapeutic surface product lines. Sales of therapeutic surfaces rose 53% compared with the third quarter of last year. Product line leaders included Span-America's PressureGuard(R) alternating pressure mattresses and private label therapeutic surfaces manufactured for Hill-Rom. The Company's other medical product lines also recorded double-digit growth compared with the prior year. Patient positioners increased by 23%, Selan(R) skin care products were up 19%, seating products rose 13% and overlays increased by 11% compared with the third quarter last year.

     Custom Products Segment

     Sales in the custom products segment declined 19% to $3.1 million compared with $3.9 million in the third quarter of last year. The decline was due to lower sales of consumer bedding products, offset somewhat by increased sales of industrial products.
     Consumer bedding sales were down 35% to $2.2 million compared with $3.3 million in the third quarter of fiscal 2005 due primarily to lower mattress pad sales to Wal-Mart. Sales of bedding products to customers other than Wal-Mart were down by 5% compared with the third quarter of last year.
     "We are phasing out our current product offering at Wal-Mart and will introduce a new mattress pad line in August," noted Mr. Ferguson. "We expect to report higher sales of consumer bedding products in our fourth fiscal quarter as the new product line begins shipping to Wal-Mart."
     Industrial product sales rose 70% to $985,000 in the third quarter, primarily due to increased demand from existing customers. This is our third consecutive quarter of strong double-digit growth for our industrial product lines.

     Safety Catheter Segment

     Safety catheter segment sales were $30,000 in the third quarter of fiscal 2006 and included $8,000 in sales of the Secure I.V.(R) safety catheter and $22,000 in sales of the newly licensed HuberPro(R) safety Huber needle infusion set. There were no comparable sales of Secure I.V. or HuberPro in the prior year's third quarter.
     "Sales of Secure I.V. have been slower than we anticipated," continued Mr. Ferguson. "We have made some progress in selling to smaller customers but have not yet been successful in larger accounts. We have several ongoing product evaluations and have had significant interest in the product from a large group purchasing organization. In addition, we are now rolling out Secure I.V. to the sales force of Bound Tree Medical, our exclusive national distributor in the emergency medical market. We believe the next several quarters will give us a better view of the potential success of Secure I.V. in the market. During the third quarter, we licensed the HuberPro from Command Medical Products, Inc. to sell primarily through our Secure I.V. distribution network. We believe the addition of the HuberPro will leverage our selling efforts in the safety catheter segment to improve our sales and earnings potential going forward."

     Earnings

     Gross profit for the third quarter increased by 29% to $4.0 million, or 31.9% of net sales, compared with $3.1 million, or 29.3% of net sales, in the third quarter last year. The increase in gross margin was the result of higher medical sales volume and a more profitable product mix. We also benefited from lower labor costs due to improved manufacturing efficiencies and lower overtime requirements related to higher inventory levels.
     Operating income rose 132% for the quarter to $1.0 million from $439,000 in the year-ago quarter. The increase in operating profit was due to higher gross profit and lower R&D expenses in the safety catheter segment. Total selling, general and administrative expenses increased by 12% mainly due to higher selling and marketing expenses in the medical segment.
     The total operating loss in the safety catheter segment was down by 12% during the quarter to $285,000 compared with $324,000 in the third quarter last year due primarily to lower R&D expenses for Secure I.V. The net loss after taxes in the segment also declined by 12% during the quarter to $189,000, or $0.07 per diluted share, compared with $214,000, or $0.08 per diluted share, in the same period last year.
     Non-operating income decreased 58% to $72,000 in the third quarter compared with $171,000 in the same quarter last year. The decline was due to the expiration of our license agreement with Becton Dickinson and Company that ended the related royalty income. Investment income for the quarter was up 48% to $54,000 due to higher interest rates on the Company's short-term investments.
     Net income for the third quarter increased 74% to $728,000, or $0.26 per diluted share, from $418,000, or $0.15 per diluted share, in the year-ago quarter.

     Year-to-Date

     For the first nine months of fiscal 2006, net sales increased 11% to $38.1 million compared with $34.4 million in the same period last year. The sales growth was primarily attributable to the 29% increase in medical segment sales to $27.0 million. Sales in the custom products segment declined 18% during the first three quarters to $11.0 million compared with $13.4 million in the same period last year. Year-to-date sales in the safety catheter segment were $71,000, consisting of $49,000 in Secure I.V. sales and $22,000 in HuberPro sales.
     Net income for the first nine months of fiscal 2006 increased 42% to $2.2 million, or $0.78 per diluted share, compared with $1.5 million, or $0.55 per diluted share, for the year-earlier period. The increase in year-to-date earnings was due mainly to higher medical sales, a more profitable product mix, lower R&D expenses in the safety catheter segment and improved manufacturing efficiencies.

     Outlook for Fiscal 2006

     "We expect continued growth in Span-America's sales during the fourth quarter," stated Mr. Ferguson. "Demand for our medical products remains strong, and we expect fourth quarter medical sales to be similar to last year's record levels in the fourth quarter. We believe custom products sales will rebound in the fourth quarter due to the new program with Wal-Mart. In the safety catheter segment, we expect further growth in the HuberPro product line and modest growth in sales of Secure I.V. We believe the continued sales growth and favorable product mix will give the Company solid earnings performance in the fourth quarter of fiscal 2006. We remain positive about our fourth quarter and our prospects for the coming fiscal year," concluded Mr. Ferguson.

     About Span-America Medical Systems, Inc.

     Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

     Forward-Looking Statements

     The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company, including: (a) volatile pricing conditions in the market for polyurethane foam, (b) the potential for lost revenues and earnings as a result of the Company's actions to increase its sales prices in response to unusually high raw material cost increases, (c) the loss of a key distributor of the Company's medical or custom products, (d) the inability to achieve anticipated sales volumes of medical or custom products, (e) non-foam raw material cost increases, (f) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (g) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (h) the potential for lost sales due to competition from low-cost foreign imports,
(i) changes in relationships with large customers, (j) the impact of competitive products and pricing, (k) government reimbursement changes in the medical market, (l) FDA regulation of medical device manufacturing and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

              Three Months Ended            Nine Months Ended
           ------------------------       -----------------------
             July 1,       July 2,           July 1,     July 2,
              2006          2005    % Chg     2006        2005   % Chg
           -----------  -----------  ---- ----------- ----------- ----

Net sales  $12,548,276  $10,626,383   18% $38,063,492 $34,358,728  11%
Cost of
 goods sold  8,539,587    7,508,016   14%  26,599,152  24,135,631  10%
           -----------  -----------       ----------- -----------
Gross
 profit      4,008,689    3,118,367   29%  11,464,340  10,223,097  12%
                  31.9%        29.3%             30.1%       29.8%

Selling and
 marketing
 expenses    2,144,297    1,742,017   23%   6,056,966   5,480,299  11%
Research and
 development
 expenses      141,019      323,795  -56%     448,075     888,130 -50%
General and
 administrative
 expenses      706,176      613,608   15%   2,111,382   2,041,827   3%
           -----------  -----------       ----------- -----------
             2,991,492    2,679,420   12%   8,616,423   8,410,256   2%

Operating
 income      1,017,197      438,947  132%   2,847,917   1,812,841  57%
                   8.1%         4.1%              7.5%        5.3%

Investment
 income         53,661       36,287   48%     136,541      79,127  73%
Royalty income       -      111,802 -100%     246,627     381,968 -35%
Other           18,139       23,312  -22%      54,917      24,910 120%
           -----------  -----------       ----------- -----------
Total
 non-operating
 income         71,800      171,401  -58%     438,085     486,005 -10%

Income before
 income
 taxes       1,088,997      610,348   78%   3,286,002   2,298,846  43%
Income
 taxes         361,000      192,000   88%   1,131,000     782,000  45%
           -----------  -----------       ----------- ----------
Net income    $727,997     $418,348   74%  $2,155,002  $1,516,846  42%
                   5.8%         3.9%              5.7%        4.4%
           ===========  ===========       =========== ===========

Net income
 per share
 of common
 stock:
  Basic       $   0.27     $   0.16   71%    $   0.81    $   0.58  40%
  Diluted         0.26         0.15   72%        0.78        0.55  41%


Dividends per
 common
 share (1)    $  0.045     $  0.040   13%    $  0.135    $  0.520 -74%


Weighted
 average
 shares
 outstanding
------------
  Basic      2,658,076    2,611,768    2%   2,644,878   2,601,321   2%
  Diluted    2,777,587    2,737,448    1%   2,767,266   2,736,897   1%

Supplemental
 Data
------------
  Depreciation
   expense    $215,159     $187,052   15%    $616,436    $542,390  14%
  Amortization
   expense      30,856       33,741   -9%      97,482      93,765   4%



(1) Dividends for the nine-month period ending July 2, 2005 include a special, one-time dividend of $0.40 per share declared in December 2004.



                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets


                                         July 1,            Oct. 1,
                                          2006               2005
                                       (Unaudited)          (Note)
                                      -----------        -----------
Assets
Current assets:
   Cash and cash equivalents          $   647,385        $   894,386
   Securities available for sale        4,751,073          4,106,326
   Accounts receivable,
    net of allowances                   6,683,802          7,232,522
   Inventories                          4,017,752          3,216,483
   Prepaid expenses and
    deferred income taxes                 788,234            557,172
                                      -----------        -----------
Total current assets                   16,888,246         16,006,889

Property and equipment, net             8,204,958          8,089,511
Cost in excess of fair value
 of net assets acquired,
 net of accumulated amortization        1,924,131          1,924,131
Other assets                            2,846,475          2,645,314
                                      -----------        -----------
                                      $29,863,810        $28,665,845
                                      ===========        ===========

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                   $ 2,275,395        $ 2,704,100
   Accrued and sundry liabilities       2,191,721          2,664,618
                                      -----------        -----------
Total current liabilities               4,467,116          5,368,718

Deferred income taxes                     832,022            869,000
Deferred compensation                     840,563            866,750
                                      -----------        -----------
Total liabilities                       6,139,701          7,104,468

Shareholders' equity
   Common stock, no par value,
    20,000,000 shares authorized;
    issued and outstanding shares
    2,659,595 (2006) and
    2,611,768 (2005)                    1,027,956            707,016
   Additional paid-in capital             105,580             41,882
   Retained earnings                   22,611,988         20,814,191
   Accumulated other
    comprehensive loss                    (21,415)            (1,712)
                                      -----------        -----------
Total shareholders' equity             23,724,109         21,561,377
                                      -----------        -----------

                                      $29,863,810        $28,665,845
                                      ===========        ===========

     Note: The Balance Sheet at October 1, 2005 has been derived from the audited financial statements at that date.


     CONTACT: Span-America Medical Systems Inc., Greenville
              Jim Ferguson, 864-288-8877, Ext. 6912